Exhibit 23.5

Consent of FTI Capital Advisors, LLC

July 10, 2025

Board of Directors

Mesa Air Group, Inc.

410 North 44th Street, Suite 700

Phoenix, AZ 85008

Re: Registration Statement on Form S-4/S-1 of Mesa Air Group, Inc.

Members of the Board:

The inclusion, in its entirety, of our fairness opinion letter to the Board of Directors of Mesa Air Group, Inc., dated March 17, 2025, in the proxy statement/prospectus related to the proposed merger of Mesa Air Group, Inc. and Republic Airways Holdings Inc., to be filed with the Securities and Exchange Commission, and any amendments or supplements to the proxy statement/prospectus, is hereby consented to. It is understood and agreed that the opinion is solely for the benefit of the Board of Directors and does not constitute a recommendation to any shareholder on how to vote or take any other action in connection with the proposed transaction. Furthermore, there is no obligation to update the opinion for events occurring after the date of the opinion letter.

Very truly yours,

/s/ FTI Capital Advisors
FTI CAPITAL ADVISORS, LLC

FTI CAPITAL ADVISORS, LLC

555 12th Street NW

Suite 700

Washington DC 20004